UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
         --------------------------------------------------------------


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                 April 27, 2004


                             HEARTLAND EXPRESS, INC.
             (Exact name of registrant as specified in its charter)


                        Commission File Number - 0-15087


            NEVADA                                            93-0926999
(State of other Jurisdiction                             (IRS Employer ID No.)
        of Incorporation)

2777 HEARTLAND DRIVE, CORALVILLE, IOWA                           52241
(Address of Principal Executive Offices)                       (Zip Code)





        Registrant's Telephone Number (including area code): 319-545-2728

Item 5.   Other Events

     Exhibit 99.1 - Heartland Express, Inc. press release dated April 27, 2004 with respect to the Company's replacement of tractor fleet.


                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned thereunto duly authorized.

                                                      HEARTLAND EXPRESS, INC.

Date: April 27, 2004                                  BY: /s/ John P. Cosaert
                                                      -----------------------
                                                      JOHN P. COSAERT
                                                      Vice-President
                                                      Finance and Treasurer

                                Exhibit No. 99.1




Tuesday, April 27, 2004, For Immediate Release

Press Release

Heartland Express, Inc. Announces Replacement of Tractor Fleet.


CORALVILLE, IOWA - April 27, 2004 - Heartland Express, Inc. (Nasdaq: HTLD) announced today the replacement of their entire tractor fleet. The new trucks will be the International 9400i model. The delivery of new trucks and the trade-in of the current fleet will begin in May and is scheduled to be completed by December 31, 2006.

Mr. Russell Gerdin, Chairman and CEO of Heartland stated, "After thorough research and extensive negotiations with all major truck manufacturers, the International 9400i was chosen to be the truck of our future. The new trucks will be equipped with EPA compliant Cummins or Caterpillar engines. We have always provided our drivers and customers with new, state-of-the art equipment. This transaction fulfills that goal and also provides the option to purchase additional trucks to facilitate fleet growth. I am looking forward to our relationship with the International Truck and Engine Corporation."

The Company ended the first quarter of 2004 with gross revenues of $106.8 million and a net income of $13.1 million. At March 31, 2004 the company had a cash and investments balance of $221.8 million and is debt-free. This transaction will be funded from the existing cash and investment balances and future cash flows from operations.

This press release may contain statements that might be considered forward-looking statements or predictions of future operations. Such statements are based on management's belief of interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

                        Contact: Heartland Express, Inc.
                                  John Cosaert
                                  319-545-2728


                                 END OF REPORT